EXHIBIT 10.37.1

FOURTH AMENDMENT AND RENEWAL OF NET LEASE AGREEMENT

This Fourth Amendment and Renewal to Net Lease Agreement (this “Amendment”) is made as of October 17, 2002 by and between Willows Redmond, L.L.C., a Washington limited liability company (“Landlord”) and Apex Inc. dba Avocent-Redmond, a Washington corporation, formerly known as Apex PC Solutions, Inc. (“Tenant”).  Tenant and Opus Northwest, L.L.C. entered into that certain Net Lease Agreement dated February 24, 1998 as amended by that certain First Amendment to Net Lease Agreement dated October 12, 1998 and that certain Second Amendment to Net Lease Agreement dated February 26, 1999 and that certain Third Amendment to Net Lease Agreement dated March 23, 1999 (collectively, the “Original Lease”) demising Building D in Willows Commerce Park Phase III in the City of Redmond, County of King, State of Washington.  Landlord is the current owner of the demised premises and successor in interest to Opus Northwest, L.L.C.  Capitalized terms not defined herein shall have the meaning given them in the Original Lease.

Landlord and Tenant agree as follows:

1.             Reduction in Demised Premises.  The first sentence of the GRANT in the Original Lease is deleted and the following two sentences are substituted:

Landlord, in consideration of the rents to be paid and the covenants to be observed and performed by Tenant, hereby leases to Tenant, and Tenant hereby leases from Landlord, each upon and subject to the terms and conditions set forth herein, the space in Building D (the “Building”) shown and designated on the Site Plan attached as Exhibit A (the “Site Plan”) and containing approximately 81,961 square feet of rentable floor area consisting of approximately 29,801 square feet of office space (including approximately 15,511 square feet in the mezzanine), and 52,160 square feet of warehouse space approximately as shown in the Floor Plan attached as Exhibit A-1 (the “Premises,” sometimes referred to herein as the “Initial Premises”).  “Premises” also includes approximately 7,087 square feet of additional space on the mezzanine and approximately 1,200 square feet of additional office space on the main floor that Tenant plans to build out (or such other configuration as shall be approved by Landlord under Section 8.3 of the Original Lease) (the “Engineering Build-Out”) as shown in Exhibit A-1, all of which space shall not be included in rentable floor area for purposes of calculating Tenant’s Share.

2.             Lease Renewal.  Notwithstanding Sections 1.1 and 1.2 of the Original Lease, Landlord and Tenant agree that the Initial Term is hereby extended to March 31, 2009.  This Amendment shall be deemed effective from and after October 1, 2002, and the period from October 1, 2002, through March 31, 2009 is sometimes referred to herein as the “Extended Initial Term”).

3.             Option to Renew.  Section 1.2 of the Original Lease is deleted and the following language is substituted:

1.2           Option to Renew.  Tenant shall have the right, subject to all provisions of this Section 1.2, to extend the Initial Term for one period of 3 years (“Renewal Term”), provided that:  (a) this Lease is in full force and effect; (b) Tenant is not in default under this Lease, subject to any notice required and any applicable grace or cure period, at the time of exercise of the right of renewal or at the time set for commencement of the Renewal Term and has not been in default, beyond the expiration of any cure periods, more than 3 times during the 3 years before exercise of the right to renew; (c) Tenant exercises its right to the Renewal Term by giving Landlord written notice of its election at least 180 days before the first day of the Renewal Term; and (d) the Renewal Term shall be upon the same terms, covenants and conditions as provided in this Lease, except that monthly Fixed Rent shall be the Fixed Rent for the Renewal Term as set forth in Section 3.1.1.

4.             Construction of Improvements.  Tenant agrees that all of Landlord’s obligations under Section 2 of the Original Lease have been fully performed by Landlord, that Tenant has accepted the Premises and all work required to be performed by Landlord and all prior landlords under the Original Lease, and that Landlord shall have no further obligations or liability under Section 2.  Accordingly, Section 2 of the Original Lease is hereby deleted.

5.             Fixed Rent.  Section 3.1 of the Original Lease is amended by deleting the rent specified for the Initial Term and the Renewal Terms and substituting the following:

Extended Initial Term:	Fixed Monthly Rental Rate	Monthly Fixed Rent	Renewal Term:

Months 1 – 12 (Oct ’02 – Sept ’03)	$0.87/SF/Mo., Net of Expenses	$71,306	See Section 3.1.1

Months 13 – 24 (Oct ’03 – Sept ’04)	$0.83/SF/Mo., Net of Expenses	$68,028

Months 25 – 36 (Oct ’04 – Sept ’05)	$0.80/SF/Mo., Net of Expenses	$65,569

Months 37 – 48 (Oct ’05 – Sept ’06)	$0.76/SF/Mo., Net of Expenses	$62,290

Months 49 – 60 (Oct ’06 – Sept ’07)	$0.73/SF/Mo., Net of Expenses	$59,832

Months 61 – 78 (Oct ’07 – Mar ’09)	$0.68/SF/Mo., Net of Expenses	$55,733

6.             Renewal Term Fixed Rent.  The first sentence of subsection 3.1.1 of the Original Lease is deleted and the following language is substituted:

3.1.1  Renewal Term Fixed Rent.  The monthly Fixed Rent during the Renewal Term shall be 95% of the market rate for a 3 year term for comparable space leased on comparable terms in the Redmond, Washington area (“Market Rent”).

7.             Tenant’s Share.  In the first line of the definition of “Tenant’s Share” in Section 5.1, the words “one hundred percent (100%)” are deleted and the following words are substituted: “seventy percent (70%).”

8.             Parking.  The 240 parking stalls referred to in Section 5.5 of the Original Lease is changed to 185 spaces.

9.             Tenant Improvements.  Other than Landlord’s continuing obligations under the Original Lease, Landlord shall have no obligation to make any alterations or improvements to the Building as consideration for this Amendment.  Any alterations or improvements desired by Tenant shall be made by Tenant pursuant to Section 8.3 of the Original Lease; provided, however, Landlord hereby agrees under Section 8.3 of the Original Lease that it will not require Tenant to remove the Engineering Build-Out under Section 18.15 of the Original Lease.

10.           Leasing Commissions.  In connection with this Amendment, Tenant has retained The Broderick Group (“Tenant’s Broker”), as broker.  Tenant shall defend and indemnify Landlord against any and all claims of brokers, finders or any other third party claiming any right to commission or compensation by or through acts of Tenant in connection with this Amendment, including Tenant’s Broker.

11.           Lease Participation.  On execution hereof, Landlord shall commence marketing the approximately 34,680 square feet at the South end of Building D, identified in Exhibit A-1 as the “Lease Participation Area.”.  If Landlord enters into a lease with a new tenant for that space, and base rent under such lease commences prior to April 1, 2004, then Tenant shall be entitled to receive fifty percent (50%) of the base rent revenue under such lease, after Landlord first recovers all leasing expenses incurred by Landlord in connection with such new lease, including but not limited to rent abatement, building operating expenses and property taxes incurred by Landlord in connection with such space while vacant, broker commissions, tenant improvement expenses and allowances, and other rent concessions.  The total amount to which Tenant is entitled under this Section 11 shall be, at Landlord’s election (i) paid to Tenant or (ii) credited against Tenant’s payments of Fixed Rent under the Original Lease as herein amended in equal monthly installments, without interest, over a period of sixty (60) months commencing thirty (30) business days after Landlord’s receipt of monthly fixed rent.

12.           No Other Changes.  Except as modified herein, the Original Lease is unmodified and in full force and effect.

13.           Counterparts.  This Amendment may be executed and delivered in counterparts, each of which shall be deemed as an original and all of which shall constitute one and the same amendment.

Executed in duplicate original as of the day and year first above written.

LANDLORD:	WILLOWS REDMOND, L.L.C., a Washington limited liability company

By MIG Corporation, a Washington corporation,
Its Manager

	By:	/s/ Joseph D. Weinstein
Joseph D. Weinstein
	Its	Assistant Secretary

TENANT:	APEX INC., a Washington corporation

	By:	/s/ Samuel F. Saracino
Samuel F. Saracino
	Its	Vice President and Secretary

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

On this 28th day of October, 2002, before me, a Notary Public in and for the State of Washington, personally appeared Joseph D. Weinstein, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who signed the instrument; on oath stated that he was authorized to execute this instrument as the Assistant Secretary of MIG Corporation, the corporation that executed the instrument; acknowledged the said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned; and on oath stated that he was duly elected, qualified, and acting as said officer of the corporation; that said corporation is the manager of Willows Redmond, L.L.C., a Washington limited liability company; that said corporation was authorized to execute the said instrument on behalf of said company; and that said instrument was the free and voluntary act and deed of said company for the uses and purposes therein mentioned.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ David W. Thorne
NOTARY PUBLIC in and for the State of
Washington, residing at	Bainbridge Island
My appointment expires	8/27/03
Print Name	David W. Thorne

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

On this 17th day of October, 2002, before me, a Notary Public in and for the State of Washington, personally appeared Samuel F. Saracino personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed this instrument, on oath stated that he/she was authorized to execute the instrument, and acknowledged it as the Vice President and Secretary of Apex Inc. to be the free and voluntary act and deed of said corporation for the uses and purposes mentioned in the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ Mark D. Hatlen
NOTARY PUBLIC in and for the State of
Washington, residing at	Woodinville, WA
My appointment expires	4/29/06
Print Name	Mark D. Hatlen

EXHIBIT A

SITE PLAN

EXHIBIT A-1

FLOOR PLAN